EXHIBIT 99

SPARTECH CORPORATION

AT THE COMPANY:
Bradley B. Buechler           Randy C. Martin
Chairman, President and       Vice President-Finance and
Chief Executive Officer       Chief Financial Officer
(314) 721-4242                (314) 721-4242


FOR IMMEDIATE RELEASE
Monday, December 27, 1999


                    SPARTECH CORPORATION ANNOUNCES AGREEMENT

        TO PURCHASE UNIROYAL TECHNOLOGY'S HIGH PERFORMANCE PLASTICS GROUP


     St. Louis, Missouri, December 27, 1999 -- Spartech Corporation (NYSE:SEH) announced today that it has entered into an agreement to acquire substantially all of the assets of High Performance Plastics, Inc. ("HPP") a wholly-owned subsidiary of Uniroyal Technology Corporation (Nasdaq NMS: UTCI) and a well-established manufacturer of proprietary plastic products based in South Bend, Indiana.

     Spartech's Chairman, President and CEO, Bradley B. Buechler stated, "We are enthusiastic about the prospect of adding the strength and diversity of HPP's businesses, which had annual sales of $130 million for its most recent fiscal year ended September 26, 1999. HPP, through its two operating divisions-- Polycast (cell cast acrylic) and Royalite (extruded thermoplastic sheet)--will significantly expand Spartech's product offerings to customers, increase production capacity through nine additional manufacturing plants located throughout North America, and broaden our technical and marketing expertise in serving several new growth industries for Spartech ... currently over 75% of HPP's sales are derived from products or markets in which Spartech has not previously competed."

     Mr. Buechler further stated, "When completed, this transaction will increase Spartech's annual sales from approximately $810 million (pro forma for all fiscal 1999 acquisitions) to a level approaching $950 million by the end of fiscal 2000. We anticipate that this acquisition, which has an approximate $217.5 million purchase price, will be accretive to our earnings per share immediately. Current plans call for the acquisition to close, subject to necessary consents and approvals, on or before February 29, 2000. We expect to retain nearly all HPP personnel following completion of the transaction, additional terms of which will be disclosed when the acquisition is completed."

     Spartech, which recently announced its eighth consecutive year of record sales ($767.9 million) and earnings ($43.1 million or $1.48 per diluted share), is a leading producer of engineered thermoplastic materials, polymeric compounds, and molded & profile products, with current annual production capacity of more than 1.5 billion pounds from its 43 manufacturing facilities.

Safe Harbor For Forward-Looking Statements
     Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended October 31, 1998, which is on file with the Securities and Exchange Commission.
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